TRUSTCO	Exhibit 99(a)
Bank Corp NY	Shareholder Letter
5 Sarnowski Drive, Glenville, New York, 12302	NASDAQ - TRST
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	Robert J. McCormick
President and Chief
Executive Officer

February 27, 2008

Dear Fellow Shareholders;

As you have likely seen, TrustCo announced that its Board of Directors declared a quarterly cash dividend of $0.11 per share for the first quarter of 2008.  This dividend provides a strong yield on the current stock price and represents a continued payout of the majority of the Company’s earnings to shareholders.  However, it does represent a reduction from the prior level of $0.16 per share.  I am writing to you today to provide you with some background on the Board’s decision, and on our bank.

I would like to emphasize that TrustCo remains a well-capitalized and very liquid bank, with profitability levels that are significantly better than typical in the banking industry.  For example, our return on equity for 2007 was 17.2%, compared to a median of 8.2% for approximately 600 banks and thrifts tracked by SNL Financial, an independent provider of data on the industry.  Further, as we have noted in the past, the subprime mortgage issues that have hurt so many institutions have not affected TrustCo.  We have taken a long-term, conservative view of our business, which has helped us avoid many of the asset quality issues that have led to large write-downs by other financial institutions over the last year.

We have always sought to return excess capital to our shareholders in the form of dividends, and believe that our shareholders have found great value in this practice.  We are proud that our dividend policy resulted in cash dividends to shareholders of $48.1 million in 2007 and a total of $230.8 million over the last five years.  Our decision to reduce the dividend level was a difficult one for the Board.  A key consideration was the growth of loans and deposits in recent years and our expectation that similar growth will continue.  Loans are up $530 million and deposits are up $746 million over the last five years.  Over the last two years, TrustCo has paid out total dividends that exceeded earnings, which was possible because of our Company’s strong capital position.  However, earnings must eventually cover dividends, particularly for a growing company like TrustCo.  Growing loans and deposits is the basic building block of the Company’s future profitability.

We appreciate the support of our shareholders and continue to strive towards building a more profitable and valuable institution.

Sincerely,

/s/ Robert J. McCormick

Robert J. McCormick
President and Chief Executive Officer

TRUSTCO	Exhibit 99(a)
Bank Corp NY	News Release
5 Sarnowski Drive, Glenville, New York, 12302
(518) 377-3311 Fax: (518) 381-3668

Subsidiary: Trustco Bank	NASDAQ -- TRST

Contact:	Kevin T. Timmons
Vice President/Treasurer
(518) 381-3607

FOR IMMEDIATE RELEASE:

TrustCo Declares Cash Dividend

Glenville, New York – Febuary 19, 2008

TrustCo Bank Corp NY (TrustCo, NASDAQ: TRST) today announced its Board of Directors declared a quarterly cash dividend of $0.11 per share, payable April 1, 2008, to shareholders of record at the close of business on March 7, 2008.  The Board is pleased to declare a dividend that demonstrates a continued commitment to return as much capital as possible to shareholders, and which will provide a strong dividend yield based on the current stock price.  The decision to reduce the dividend level was a difficult one for the Board, recognizing that shareholders highly value TrustCo’s long history of strong dividends.  Nevertheless, the Board’s evaluation of current earnings levels, anticipated capital needs to support further balance sheet expansion and of course the current state of the economy and financial markets resulted in the decision to reduce the dividend in order to build capital.

Commenting on the first quarter dividend Robert J. McCormick, President and Chief Executive Officer stated, “TrustCo is among the leading financial services companies in the country and consistently ranks as an industry leader in profitability and performance.  The steps the Board has taken today are to foster the tremendous growth that we have experienced over the last several years in loans and deposits.  For 2007, the average balance of our loan portfolio increased over $240 million and our average deposits increased by $317 million.  We believe supporting this growth is critical to the long term success of our Company.”

During 2007 and 2006 the company paid out in the form of cash dividends 122% and 106%, respectively, of net income, a clear sign of TrustCo’s desire to provide a strong cash return to shareholders.  At the $0.11 per share level for the first quarter of 2008 and based on the current market price of $9.55 per share, the resulting dividend yield would be 4.61%.  We would expect that both the dividend payout ratio and the cash dividend yield will remain above industry averages for the first quarter of 2008.

TrustCo Bank Corp is a $3.4 billion bank holding company and through its subsidiary, Trustco Bank, operates more than 100 offices in New York, Florida, Massachusetts, New Jersey and Vermont.

In addition, the Bank operates a full service Trust Department.  The common shares of TrustCo are traded on The NASDAQ Global Select Market under the symbol TRST.

Except for the historical information contained herein, the matters discussed in this news release and other information contained in TrustCo’s Securities and Exchange Commission filings may express “forward-looking statements.”  Those “forward-looking statements” may involve risk and uncertainties, including statements containing future events or performance and assumptions and other statements of historical facts.

TrustCo wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect TrustCo’s actual results, and could cause TrustCo’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) credit risk, (2) interest rate risk, (3) competition, (4) changes in the regulatory environment, (5) real estate and collateral values, and (6) changes in local market areas and general business and economic trends.  The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.